EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated February 18,2004, with respect to the consolidated financial statements of The Davey Tree Expert Company included in this Annual Report (Form 10-K) for the year ended December 31, 2003, in the following Registration Statements and in the related Prospectuses:

Registration Number	Description of Registration Statement

33-21072	The Davey Tree Expert Company 1987 Incentive Stock Option Plan - Form S-8

33-28041	The Davey Tree Expert Company 1989 Stock Subscription Plan - Amendment No. 2 to Form S-2

33-59347	The Davey Tree Expert Company 1994 Omnibus Stock Plan - Form S-8

333-24155	The Davey 401KSOP and ESOP - Form S-8

                                                                         /s/ Ernst & Young LLP

Akron, Ohio
March 12, 2004